FOR IMMEDIATE RELEASE

                                 OMI CORPORATION

                         ADOPTS STOCKHOLDER RIGHTS PLAN


STAMFORD, CT., -- November 20, 1998 -- The Board of Directors of OMI Corporation (the "Company") (NYSE:OMM) has adopted a Stockholder Rights Plan (the "Rights Plan") designed to ensure that all stockholders receive fair and equal treatment in the event of an attempted takeover, the Company announced today. The plan is not being adopted in response to any specific effort to acquire control of the Company, and the Company is not aware of any such effort.

          Under the Rights Plan, each stockholder of OMI Corporation Common Stock (the "Common Stock"), after the close of business on December 1, 1998, will receive a dividend distribution of one Right for each share of Common Stock held. Each Right entitles stockholders to buy one one hundred-thousandth of a share of Series A Participating Preferred Stock of the Company at an exercise price of $25.00. Each preferred share fraction is designed to be equivalent in voting and dividend rights to one share of Common Stock.

          The Rights will be exercisable and will trade separately from the shares of Common Stock only if a person or group, with certain exceptions, acquires beneficial ownership of 15% or more of the shares of Common Stock or commences a tender or exchange offer that would result in such person or group beneficially owning 15% or more of the shares of Common Stock. Prior to this time, the Rights will not trade separately from the Common Stock. The Company may redeem the Rights at $0.001 per Right at any time prior to the occurrence of one of these events. All Rights expire on November 19, 2008.

          Each Right will entitle its holder to purchase, at the Right's then-current exercise price, Common Stock having a value of twice the Right's exercise price. This amounts to the right to buy Common Stock at half price. Rights owned by the party triggering the exercise of Rights will not be exercisable.

          In  addition,   if,   after  any  person  has  become  a   15%-or-more
stockholder, the Company is involved in a merger or other business combination transaction with another person in which its shares of Common Stock are changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of Common Stock of such other person having a value of twice the Right's exercise price.

          Details  of  the   Stockholder   Rights  Plan  are  being   mailed  to
stockholders.

          The Company is a bulk  shipping  company  operating  in  international shipping markets. Its fleet currently comprises 27 vessels (including 3 chartered-in) of approximately 2.7 million dwt. The Company has contracted for two additional Suezmax tankers aggregating 312,000 dwt. to be delivered in January 1999 and May 2000 and two product carriers aggregating 70,000 dwt, to be delivered in mid 1999.

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Contact:  Fredric S. London,  Senior Vice  President and General  Counsel of OMI
Corporation, (203) 602-6700